EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No.333-275840 on Form S-3 of Castellum, Inc. of our report dated March 21, 2024, relating to the consolidated financial statements of Castellum, Inc., appearing in this Annual Report on Form 10-K of Castellum, Inc. for the year ended December 31, 2023.

/s/ RSM US LLP

McLean, Virginia
March 21, 2024